Exhibit 23.1

     CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 UK Employee Stock Purchase Plan and the UK Company Share Option Plan of Pharsight Corporation, of our report dated May 22, 2000 (except for Note 16, as to which the date is July 10, 2000 and Note 17, as to which the date is August 8, 2000), with respect to the financial statements and schedule of Pharsight Corporation included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-34896) and related Prospectus of Pharsight Corporation filed with the Securities and Exchange Commission on August 9, 2000.

San Jose, California /s/ Ernst & Young LLP

April 27, 2001